Exhibit 99.1

CEDAR REALTY TRUST AND WHEELER REAL ESTATE INVESTMENT TRUST ANNOUNCE DISMISSAL OF LAWSUIT

Virginia Beach, Virginia, August 2, 2023 – Cedar Realty Trust, Inc. (“Cedar”) (NYSE: CDRpB and CDRpC) and its parent company, Wheeler Real Estate Investment Trust, Inc. (“Wheeler”) (Nasdaq: WHLR), jointly announced that on August 1, 2023 the United States District Court for the District of Maryland dismissed without leave to amend a putative class action complaint, entitled Kim, et al., v. Cedar Realty Trust, Inc., et al., filed by purported holders of Cedar’s preferred stock against Cedar, Wheeler and Cedar’s former board of directors prior to Cedar’s acquisition by Wheeler. Wheeler acquired all of Cedar’s outstanding common stock in August 2022. The complaint contained allegations against Cedar and its former board of directors for breach of contract related to the terms of the contract governing Cedar’s preferred stock, breach of fiduciary duty against Cedar’s former directors, and tort claims against Wheeler.

“We are pleased the court recognized that Cedar’s merger with Wheeler did not impinge on any rights of Cedar’s preferred stockholders,” said M. Andrew Franklin, chief executive officer of both Cedar and Wheeler.

The plaintiffs have 30 days from the date of the order to file a notice of appeal to the United States Court of Appeals for the Fourth Circuit.

About Cedar Realty Trust, Inc.

Cedar Realty Trust, Inc., a wholly owned subsidiary of Wheeler Real Estate Investment Trust, Inc., is a real estate investment trust (REIT) that owns and operates income producing retail properties with a primary focus on grocery-anchored shopping centers in the Northeast. The Company’s portfolio comprises 19 properties, with approximately 2.8 million square feet of gross leasable area.

About Wheeler Real Estate Investment Trust, Inc.

Headquartered in Virginia Beach, Virginia, Wheeler Real Estate Investment Trust, Inc. is a fully integrated, self-managed commercial real estate investment trust (REIT) focused on owning and operating income-producing retail properties with a primary focus on grocery-anchored centers.

For more information on Cedar and Wheeler, please visit www.whlr.us.

Contact Information:
Investor Relations
(757) 627-9088